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                                                                     EXHIBIT 12

                            The Allstate Corporation
                 Computation of Earnings to Fixed Charges Ratio
                                ($ in millions)


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

                                                        FOR THE THREE MONTHS
                                                           ENDED MARCH 31,            FOR THE YEAR ENDED DECEMBER 31,
                                                        -------------------- ----------------------------------------------
                                                           2000      1999      1999      1998       1997     1996      1995
                                                         ------    -------   -------   -------    -------   -------  -------
1.    Income from continuing operations before
      income taxes, equity in net income of
      unconsolidated subsidiary, and dividends
      on preferred securities of subsidiary trusts        $ 788    $ 1,505   $ 3,907   $ 4,745    $ 4,434   $ 2,669  $ 2,421

2.    Equity in income of 100% owned subsidiary               -          -         -         -          -         -       49

3.    Dividends from less than 50% owned subsidiary           -          -         -         1          2         2        2
                                                         ------    -------   -------   -------    -------   -------  -------
4.    Income from continuing operations before
      income taxes (1+2+3)                              $   788    $ 1,505   $ 3,907   $ 4,746    $ 4,436   $ 2,671  $ 2,472
                                                         ------    -------   -------   -------    -------   -------  -------

      Fixed Charges:

5.    Interest on indebtedness                          $    47    $    30   $   129   $   118    $  100    $    95  $    81

6.    Interest factor of annual rental expense               12         12        50        90         80        71       90
                                                         ------    -------   -------   -------    -------   -------  -------

7.    Total fixed charges (5+6)                         $    59   $     42   $   179   $   208    $   180   $   166  $   171
                                                         ------    -------   -------   -------    -------   -------  -------


8.    Dividends on redeemable preferred securities           17         14        59        59         59         6       --


9.    Total fixed charges and dividends on
      redeemable preferred securities (7+8)                  76         56       238       267        239       172      171
                                                         ------    -------   -------   -------    -------   -------  -------

10.   Income from continuing operations before
      income taxes and fixed charges (4+7)               $  847    $ 1,547   $ 4,086   $ 4,954    $ 4,616   $ 2,837  $ 2,643
                                                         ======    =======   =======   =======    =======   =======  =======


11.   Ratio of earnings to fixed charges (A)              11.1x      27.6x     17.2x     18.6x      19.3x     16.5x    15.5x
                                                         ======    =======   =======   =======    =======   =======  =======



12.   Interest credited to contractholder funds          $  352    $   320   $ 1,362   $ 1,247    $ 1,209   $ 1,196  $ 1,191

13.   Total fixed charges including dividends on
      redeemable preferred securities and interest
      credited to contractholder funds (9+12)             $ 428    $   376   $ 1,600   $ 1,514    $ 1,448   $ 1,368  $ 1,362
                                                         ------    -------   -------   -------    -------   -------  -------

14.   Income from continuing operations before income
      taxes and fixed charges including
      interest credited to contractholder               $ 1,199    $ 1,867   $ 5,448   $ 6,201    $ 5,825   $ 4,033  $ 3,834
      funds (4+7+12)                                    =======    =======   =======   =======    =======   =======  =======
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
15.   Ratio of earnings to fixed charges, including
      interest credited to contractholder funds (14/13)    2.8x       5.0x      3.4x      4.1x       4.0x      2.9x     2.8x
                                                        =======    =======   =======   =======    =======   =======  =======
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(A) Allstate has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and Allstate does not have a preferred stock dividend obligation. Therefore, the
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the
Ratio of Earnings to Fixed Charges and is not disclosed separately.